                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                        CONTACT:
---------------------                                        John G. Lewis, CFO
                                                             XATA Corporation
                                                             952-707-5600
     [XATA LOGO]                                             john.lewis@xata.com



                        XATA RELEASES FISCAL 2003 RESULTS

                COMPANY REPORTS INCREASE IN FOURTH QUARTER SALES

MINNEAPOLIS, Nov. 21, 2003--XATA Corporation (Nasdaq/SC): XATA the leader in onboard fleet management solutions for the private fleet trucking industry, today reported net sales of $3.6 million in its fourth fiscal quarter ended Sept. 30, 2003, compared to $2.8 million in the fourth fiscal quarter of 2002. For its 2003 fiscal year ended Sept. 30, 2003, net sales totaled $11.4 million, compared to $13.2 million in fiscal 2002.

"The rebound in net sales in our fourth fiscal quarter, when compared with both our third quarter of this year and the fourth quarter of fiscal 2002, was encouraging," reported Craig Fawcett, XATA president and chief executive officer. "This is consistent with the increased market activity we have experienced in our primary target markets -- the trucking operations of large manufacturing, retailing, petroleum and distribution companies. These markets continue to be impacted by rising costs in labor, fuel and insurance. Our solutions enable our customers to better control such costs through maximizing fleet utilization."

On a Generally Accepted Accounting Principles (GAAP) basis, the company reported a net loss of $548,000, or $0.08 per share on a basic and diluted basis, for the fourth fiscal quarter and a net loss of $3.8 million, or $0.55 per share, for the 2003 fiscal year, versus a net loss of $1.1 million, or $0.16 per share on a basic and diluted basis, for the fourth fiscal quarter of 2002 and a net loss of $4.1 million, or $0.60 per share, for the 2002 fiscal year.

"The net loss in our fourth fiscal quarter narrowed when compared with both the third quarter of this fiscal year and the fourth quarter of fiscal 2002," continued Fawcett. "Consistent with our previously announced expectations, our high investment in new product development, coupled with various non-cash charges, resulted in a loss for our fiscal year," said Fawcett. "It is important to recognize that our net loss for fiscal 2003 included $2.8 million of total product development expense and $1.5 million of non-cash amortization expense."

"While we were disappointed with the revenue decline for the fiscal year, we made considerable progress on several key initiatives. Most importantly, we completed the development of our new XATANET 2.0 web-based product, and deployed it at over fifty customer and pilot locations. We are taking a disciplined approach to the market deployment of XATANET to ensure that each of our customers is 100% satisfied. Additionally, we have positioned ourselves to benefit from future sales



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XATA REPORTS FISCAL 2003 RESULTS - PAGE 2



through major truck leasing companies. We expect to announce more about these sales programs within the next few months."

"Fiscal 2003 revenue was derived from OpCenter related hardware and software sales totaling $9.6 million, software maintenance, support and professional services totaling $1.6 million, and $238,000 of recognized revenue from sales of XATANET equipment and services," reported John Lewis, XATA chief financial officer. The company began shipments of XATANET 2.0 in the middle of fiscal 2003. "Because XATANET is a subscriber-based product, revenue associated with it is recognized over the initial term of each subscription rather than fully at the time of delivery. Because of this, we expect that reported revenue growth from this product will occur gradually as the subscriber base grows."

"Research and development expense associated with the development of new products totaled $433,000 in the fourth quarter and $1.9 million for the fiscal year," continued Lewis. "In addition, we invested $191,000 in the fourth quarter and $923,000 for the fiscal year on the enhancement of released products. The expenses associated with released products are included as a component of cost of sales. Thus, our total investment in products, including both the development of new products and the enhancement of existing products, was $624,000 for the fourth quarter and $2.8 million for the fiscal year."

"Cost of sales as a percent of net sales increased in the current fiscal year due to the effect of spreading certain fixed expense items, including non-cash amortization expense, over a lower revenue base. Our direct variable cost of producing onboard hardware/software systems in 2003 remained comparable to last fiscal year. Selling, general and administrative expenses decreased in fiscal 2003 primarily due to the implementation of several initiatives to reduce our overall operating expenses, including staff reductions."

Deferred revenue increased to $1.7 million on September 30, 2003 from $1.0 million on September 30, 2002. This reflects growing XATANET subscription-based sales and increased software service contract billings, the revenue for which is deferred at the time of invoice and recognized over the associated contract period. "Our relationship with ORBCOMM, LLC and utilization of their low earth orbiting satellite network in both our OpCenter and XATANET products continues to be successful," commented Fawcett. "We only recently began shipping ORBCOMM enabled systems, and now have over 1,500 units in the field. Our customers like the full-coverage wireless capability of this affordable satellite communications option."

"We have much to be excited about as we move forward," concluded Fawcett. "In addition to continued demand for our proven Windows(TM) based OpCenter product line, which today provides the majority of our revenue, the growing interest in XATANET bodes well for our future."

ABOUT XATA



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XATA REPORTS FISCAL 2003 RESULTS - PAGE 3



A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies create enterprise-wide fleet management systems. The Company's proven solutions enable its customers to reduce fuel costs, increase operational efficiencies, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 30,000 trucks at over 1,000 fleet centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.

This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.



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                                XATA CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)


                                                            Quarter Ended                            Fiscal Year Ended
                                             ------------------------------------     -----------------------------------------
                                                  Sept. 30,             Sept. 30,            Sept. 30,             Sept. 30,
                                                     2003                  2002                 2003                  2002
                                             ------------------------------------     -----------------------------------------
Net sales                                          $ 3,572              $  2,841             $ 11,350              $ 13,181

Cost of sales                                        2,623                 2,412                8,532                 9,308
Selling, general and administrative                  1,036                   988                4,665                 5,231
Research and development                               433                   547                1,878                 2,155
                                             ------------------------------------     -----------------------------------------
Total costs and expenses                             4,092                 3,947               15,075                16,694
                                             ------------------------------------     -----------------------------------------

Loss from operations                                  (520)               (1,106)              (3,725)               (3,513)
Interest and other expense, net                        (28)                   (4)                 (59)                  (35)
                                             ------------------------------------     -----------------------------------------

Loss before income taxes                              (548)               (1,110)              (3,784)               (3,548)
Income tax expense                                       -                     -                    -                   600
                                             ------------------------------------     -----------------------------------------
Net loss                                           $  (548)             $ (1,110)            $ (3,784)             $ (4,148)
                                             ====================================     =========================================


Net loss per common share
     Basic & Diluted                               $ (0.08)             $  (0.16)            $  (0.55)             $  (0.60)
                                             ====================================     =========================================

Weighted average common and
common share equivalents
     Basic & Diluted                                 6,938                 6,929                6,934                 6,913
                                             ====================================     ======================================


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                                XATA CORPORATION
                            CONDENSED BALANCE SHEETS
                             (Amounts in thousands)


                                                         Sept. 30,                      Sept. 30,
                                                           2003                           2002
                                                    -------------------            -------------------
 Current assets
      Cash and cash equivalents                           $        608                  $       1,058
      Accounts receivable, net                                   3,759                          3,245
      Inventories                                                  943                          1,194
      Deferred Production Costs                                    305                              -
      Prepaid Expenses                                             124                            111
                                                    -------------------            -------------------
           Total current assets                                  5,739                          5,608

 Equipment and leasehold improvements, net                         419                            569
 Capitalized software development costs, net                     1,319                          2,792
                                                    -------------------            -------------------

           Total assets                                   $      7,477                  $       8,969
                                                    ===================            ===================


 Current liabilities
      Bank line of credit                                 $        792                            $ -
      Current maturities of long-term debt                         176                            269
      Accounts payable                                           1,462                            923
      Accrued liabilities                                        1,016                            568
      Deferred revenue                                           1,525                            910
                                                    -------------------            -------------------
           Total current liabilities                             4,971                          2,670

 Long-term debt                                                    251                            373
 Deferred revenue, non-current                                     221                            127

 Shareholders' equity
      Common stock                                              17,837                         17,818
      Accumulated deficit                                      (15,803)                       (12,019)
                                                    -------------------            -------------------
           Total shareholders' equity                            2,034                          5,799
                                                    -------------------            -------------------

           Total liabilities and shareholders'
             equity                                       $      7,477                 $        8,969
                                                    ===================            ===================

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